Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini rmancini@estee.com Media: Jill Marvin jimarvin@estee.com

THE ESTÉE LAUDER COMPANIES REPORTS FISCAL 2024 THIRD QUARTER RESULTS

Net Sales Increased 5% and Diluted EPS Increased to $.91

Organic Net Sales1 Grew 6% and Adjusted Diluted EPS Increased to $.97

Asia Travel Retail Returned to Net Sales Growth

Affirms Inflection Point of Net Sales Growth and Profitability in the Second Half

New York, May 1, 2024 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales of $3.94 billion for its third quarter ended March 31, 2024, an increase of 5% from $3.75 billion in the prior-year period. Organic net sales increased 6% primarily due to double-digit growth in Europe, the Middle East & Africa (“EMEA”), driven by stronger sales in Asia travel retail. The growth in Asia travel retail was driven by higher shipments reflecting significant sequential improvement in retail sales trends and continued progress in achieving targeted retailer inventory levels as well as lower shipments in the prior-year period due, in part, to transitory headwinds. The growth in organic net sales also reflected increases in several developed and emerging markets in Asia/Pacific, The Americas and EMEA, including strong double-digit growth in the Company’s Priority Emerging Markets2. Net sales increased in nearly all product categories, led by the return to high-single-digit growth in Skin Care.

The Company reported net earnings of $330 million, compared with net earnings of $156 million in the prior-year period. The Company’s reported effective tax rate was 31.1% in the quarter compared to the elevated rate in the prior-year period of 44.6%. The decrease in the effective tax rate was primarily driven by a lower effective tax rate on the Company's foreign operations due to the timing of the estimated change in the Company's full year geographical mix of earnings in the current and prior-year periods, partially offset by the unfavorable impact associated with previously issued stock-based compensation. Diluted net earnings per common share was $.91, compared with $.43 reported in the prior-year period. Excluding restructuring and other charges and adjustments as detailed on page 2, adjusted diluted net earnings per common share increased to $.97. The fiscal 2024 third quarter impact of business disruptions in Israel and other parts of the Middle East was $.01 dilutive to reported and adjusted net earnings per common share.

Fabrizio Freda, President and Chief Executive Officer said, “For the third quarter of fiscal 2024, we delivered our organic sales outlook, exceeded expectations for profitability and continued to improve working capital. La Mer, Estée Lauder, Jo Malone London, Le Labo, and The Ordinary led organic sales growth, driven by beloved hero products and highly sought innovation. Asia travel retail returned to organic sales growth, as developed and emerging markets across Asia/Pacific, EMEA, and Latin America further contributed.

1Organic net sales represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures; as well as the impact from foreign currency translation. The Company believes that the Non-GAAP measure of organic net sales growth provides year-over-year sales comparisons on a consistent basis. See page 2 for reconciliations to GAAP.
2The Company’s Priority Emerging Markets by geographic region: The Americas: Brazil and Mexico; EMEA: India, the Middle East, Turkey and South Africa; and Asia/Pacific: Thailand, Malaysia, Vietnam, Indonesia and the Philippines.

During the second half of fiscal 2024, we have strategically expanded our consumer reach in exciting ways, from Clinique’s debut on the U.S. Amazon Premium Beauty store, which has greatly exceeded our retail sales expectations thus far, to striking new flagship stores in Asia/Pacific for Jo Malone London and Le Labo. We have also made progress across all work streams for the Profit Recovery Plan, setting the stage to deliver its $1.1 to $1.4 billion of incremental operating profit in fiscal years 2025 and 2026 while also generating funds to reinvest into our brands and consumer-facing initiatives to accelerate sustainable sales and profit growth as a faster and leaner organization.”

Freda emphasized, “With our third quarter results and fourth quarter outlook, we are confident that the second half of fiscal 2024 will prove to be an inflection point for our Company performance. We expect accelerating momentum in organic sales growth in the fourth quarter, and for operating margin in the second half of fiscal 2024 to not only be stronger than the first half but also to expand from the year-ago period.”

Fiscal 2024 Third Quarter Results
Reported net sales increased 5%, including royalty revenue from the fiscal 2023 fourth quarter acquisition of the TOM FORD brand and the impact from foreign currency translation.

Reconciliation between GAAP and Non-GAAP Net Sales Growth (Unaudited)

Three Months Ended March 31, 2024(1)
As Reported - GAAP	5.0%
Impact of royalty revenue from the acquisition of the TOM FORD brand	(0.4)
Impact of foreign currency translation	1.4
Returns associated with restructuring and other activities	(0.1)
Organic, Non-GAAP	5.9%

(1)Percentages are calculated on an individual basis

Adjusted diluted net earnings per common share excludes restructuring and other charges and adjustments as detailed in the following table.

Reconciliation between GAAP and Non-GAAP - Diluted Net Earnings Per Common Share (“EPS”) (Unaudited)

	Three Months Ended
	March 31
	2024	2023	Growth
As Reported EPS - GAAP	$.91	$.43	100+%

Non-GAAP
Restructuring and other charges	.04	.04
Change in fair value of acquisition-related stock options (less the portion attributable to redeemable noncontrolling interest)	.02	—
Adjusted EPS - Non-GAAP	$.97	$.47	100+%
Impact of foreign currency translation on earnings per share	.05
Adjusted Constant Currency EPS - Non-GAAP	$1.02	$.47	100+%

Total reported operating income was $531 million, a 79% increase from $297 million in the prior-year period. In constant currency, adjusted operating income increased 83%, primarily reflecting higher net sales and lower cost of sales, excluding the following items:
•Fiscal 2024 third quarter: $23 million restructuring and other charges and adjustments.
•Fiscal 2023 third quarter: $19 million of restructuring and other charges and adjustments.
•The unfavorable impact of foreign currency translation of $25 million.

During the fiscal 2024 second quarter, the Company identified and corrected prior-period misclassifications of net sales and operating income between certain of its product categories. As a result, product category net sales and operating income have been adjusted from the amounts previously reported for the three and nine months ended March 31, 2023 for comparability purposes. Presentation of product category net sales and operating income for the fiscal years ended June 30, 2023 and 2022, will also be adjusted to reflect the misclassifications arising in those periods for comparability purposes within the prospective filing. The misclassifications had no impact on the current-period or prior-period consolidated statements of earnings, consolidated statements of comprehensive income, consolidated balance sheets, or the consolidated statements of cash flows, and the Company determined that the impact on its current-period and previously issued financial statements for the respective periods was not material. See the Q2 Quarterly Earnings section of the Company’s website for supplemental information relating to the impacts of these misclassifications.

Results by Product Category (Unaudited)

	Three Months Ended March 31
	Net Sales		Percentage Change(1)				Operating Income (Loss)		Percentage Change
($ in millions)	2024	2023	Reported Basis	Impact of Royalty Revenue from the Acquisition of the TOM FORD Brand	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2024	2023	Reported Basis
Skin Care	$2,060	$1,915	8%	—%	2%	9%	$468	$269	74%
Makeup	1,136	1,104	3	—	1	4	66	(5)	100+
Fragrance	575	577	—	—	1	1	29	66	(56)
Hair Care	143	148	(3)	—	(1)	(4)	(25)	(24)	(4)
Other	26	11	100+	(100+)	9	—	11	9	22
Subtotal	$3,940	$3,755	5%	—%	1%	6%	$549	$315	74%
Returns/charges associated with restructuring and other activities	—	(4)					(18)	(18)
Total	$3,940	$3,751	5%	—%	1%	6%	$531	$297	79%
Non-GAAP Adjustments to As Reported Operating Income:
Returns/charges associated with restructuring and other activities							18	18
Skin Care - Changes in fair value of acquisition-related stock options							5	1
Adjusted Operating Income - Non-GAAP							$554	$316	75%
(1)Percentages are calculated on an individual basis. Refer to the Reconciliation between GAAP and Non-GAAP Net Sales Growth on page 2 for additional detail on the organic impacts to reported net sales.

The product category net sales commentary below reflects organic performance, which excludes the negative (positive) impacts reflected in the preceding table.

Skin Care
•Skin Care net sales increased 9%, due to growth in every geographic region. Double-digit growth in EMEA was driven by stronger sales in Asia travel retail. The growth in Asia travel retail was driven by higher shipments reflecting significant sequential improvement in retail sales trends and continued progress in achieving targeted retailer inventory levels as well as lower shipments in the prior-year period due, in part, to transitory headwinds.
•Net sales from La Mer rose strong double digits globally, driven by double-digit growth in EMEA and Asia/Pacific, benefiting from continued strength from hero products, including The Treatment Lotion, Crème de la Mer and The Concentrate, and new product innovation, such as The Moisturizing Fresh Cream.
•Estée Lauder net sales grew mid-single digits, primarily due to the Advanced Night Repair and Revitalizing Supreme product franchises and benefiting from new product innovation, including Re-Nutriv Ultimate Diamond Transformative Brilliance Soft Creme Moisturizer primarily in mainland China.
•Skin Care operating income increased, primarily reflecting the growth in net sales as well as the decrease in obsolescence charges compared to the prior-year period primarily due to less inventory on hand reflecting the Company’s progress to reduce excess.

Makeup
•Makeup net sales increased 4%, primarily benefiting from growth in the Company’s travel retail business as well as strong double-digit growth in Latin America and Korea. Partially offsetting these increases was a benefit in the prior-year period as a result of changes to M·A·C’s take-back loyalty program.
•Estée Lauder net sales grew strong double digits, reflecting growth across all geographic regions and continued success from the Double Wear product franchise.
•Net sales from Clinique rose double digits globally, with growth across all geographic regions, benefiting from continued strength across the eye, face and lip subcategories.
•Makeup operating results increased, primarily reflecting net sales growth and disciplined expense management.

Fragrance
•Fragrance net sales grew 1%. Net sales from the Company’s luxury brands increased mid-single digits, reflecting growth across all geographic regions, partially offset by a decline from Estée Lauder.
•Jo Malone London net sales increased high-single digits, led by strong double-digit growth in EMEA and The Americas, primarily driven by hero product franchises, including English Pear and Wood Sage & Sea Salt and new product innovation, such as Red Hibiscus.
•Net sales from Le Labo rose strong double digits globally and in Asia/Pacific, primarily driven by continued success of hero product franchises, such as Santal 33 and Another 13, and benefited from targeted expanded consumer reach globally.
•Estée Lauder net sales declined, primarily due to softer retail sales during holiday and key shopping moments that led to lower shipments for replenishment orders compared to the prior-year period.
•Fragrance operating income declined, primarily driven by strategic investments, including for targeted expanded consumer reach globally as well as advertising and promotional activities, to support growth of the Company’s luxury brands.

Hair Care
•Hair Care net sales decreased 4%, primarily driven by Aveda reflecting softness in the Company’s North America salon channel.
•Hair Care operating results decreased, driven by the decline in net sales, partially offset by disciplined expense management.

Results by Geographic Region (Unaudited)

	Three Months Ended March 31
	Net Sales		Percentage Change(1)				Operating Income (Loss)		Percentage Change
($ in millions)	2024	2023	Reported Basis	Impact of Royalty Revenue from the Acquisition of the TOM FORD Brand	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2024	2023	Reported Basis
The Americas	$1,117	$1,089	3%	(1)%	—%	1%	$(6)	$(93)	94%
Europe, the Middle East & Africa	1,647	1,474	12	—	—	12	302	176	72
Asia/Pacific	1,176	1,192	(1)	—	5	3	253	232	9
Subtotal	$3,940	$3,755	5%	—%	1%	6%	$549	$315	74%
Returns/charges associated with restructuring and other activities	—	(4)					(18)	(18)
Total	$3,940	$3,751	5%	—%	1%	6%	$531	$297	79%
Non-GAAP Adjustments to As Reported Operating Income:
Returns/charges associated with restructuring and other activities							18	18
The Americas - Changes in fair value of acquisition-related stock options							5	1
Adjusted Operating Income - Non-GAAP							$554	$316	75%
(1)Percentages are calculated on an individual basis. Refer to the Reconciliation between GAAP and Non-GAAP Net Sales Growth on page 2 for additional detail on the organic impacts to reported net sales.

The geographic region net sales commentary below reflects organic performance, which excludes the negative/(positive) impacts reflected in the preceding table.

The Americas
•Net sales increased 1%. In Latin America, net sales grew double digits and were flat in North America.
•In Latin America, net sales continued to be fueled by strong double-digit growth in Mexico and Brazil, particularly in Makeup.
•Net sales performance in North America reflected growth in Fragrance, led by the Company’s luxury brands, and in Skin Care, led by Estée Lauder and The Ordinary, offset by declines in Makeup, attributed to a benefit in the prior-year period as a result of changes to M·A·C’s take-back loyalty program, and in Hair Care, due to Aveda softness as previously mentioned. The performance in North America also reflected double-digit growth in specialty-multi, partially offset by declines in other channels of distribution, primarily department stores. Online net sales in the fiscal 2024 third quarter benefited from Clinique’s launch on the U.S. Amazon Premium Beauty store.
•Operating results in The Americas increased, primarily reflecting $86 million of higher intercompany royalty income due to the increase in income from the Company’s travel retail business and higher net sales, partially offset by strategic investments in advertising and promotional activities to accelerate growth. The increase also reflects an unfavorable year-over-year comparison in adjustments to stock-based compensation expense related to the Company’s performance share awards.

Europe, the Middle East & Africa
•Net sales increased 12%, primarily due to the Company’s travel retail business, reflecting double-digit growth in Skin Care and Makeup.
•Travel retail net sales increased strong double digits, led by double-digit growth in Skin Care and Makeup, driven by stronger sales in Asia travel retail. The growth in Asia travel retail was driven by higher shipments reflecting significant sequential improvement in retail sales trends and continued progress in achieving targeted retailer inventory levels as well as lower shipments in the prior-year period due, in part, to transitory headwinds.
•Net sales in the Company’s Priority Emerging Markets in the region increased strong double digits, while net sales growth was flat in the developed markets, reflecting increases in Nordic, Italy and Germany, offset by declines in other markets, led by the United Kingdom.
•Operating income increased, driven by higher net sales and disciplined expense management, partially offset by $86 million of higher intercompany royalty expense due to the increase in income from the Company’s travel retail business.

Asia/Pacific
•Net sales increased 3%, led by Hong Kong SAR, mainland China and Japan, reflecting growth in Skin Care and Fragrance.
•In Hong Kong SAR, net sales rose strong double digits, led by Skin Care, driven by the increase in traveling consumers compared to the prior-year period. This increase led to growth in the Company’s freestanding stores that more than doubled.
•Mainland China net sales grew low single digits, due to strong double-digit growth in January 2024 compared to the prior-year period, which was challenged by a rise in COVID-19 cases. This growth was partially offset by the ongoing softness in overall prestige beauty in mainland China reflecting subdued consumer confidence and softness during holiday and key shopping moments.
•Net sales in Japan increased double digits, led by double-digit growth in Fragrance, driven by domestic and traveling consumers, which fueled growth in nearly all channels of distribution, led by freestanding stores.
•Operating income increased, primarily driven by disciplined expense management, partially offset by strategic investments to support distribution expansion of the Company’s freestanding stores.

Nine-Months Results
•For the nine months ended March 31, 2024, the Company reported net sales of $11.74 billion, a 5% decrease compared with $12.30 billion in the prior-year period. Organic net sales decreased 5%, primarily driven by Asia travel retail and mainland China.
•The Company’s reported effective tax rate was 33.9% for the nine months ended March 31, 2024, compared to 27.9% in the prior-year period. The increase in rate reflects a higher effective tax rate on the Company’s foreign operations, due to the change in the Company’s geographical mix of earnings for fiscal 2024, as well as the unfavorable impact from previously issued stock-based compensation.
•Net earnings were $674 million, and diluted net earnings per common share was $1.87. In the prior-year nine months, the Company reported net earnings of $1,039 million and diluted net earnings per common share of $2.88.
•During the nine months ended March 31, 2024, the Company recorded restructuring and other charges and change in fair value of acquisition-related stock options, that, combined, resulted in an unfavorable impact of $36 million ($29 million less the portion attributable to redeemable noncontrolling interest and net of tax), equal to $.08 per diluted share, as detailed on page 15. The cybersecurity incident disclosed in July 2023 was dilutive to fiscal 2024 year-to-date net earnings per common share by $.08. The prior-year period results include restructuring and other charges, other intangible asset impairments, and change in fair value of acquisition-related stock options, that, combined, resulted in an unfavorable impact of $238 million ($182 million less the portion attributable to redeemable noncontrolling interest and net of tax), equal to $.50 per diluted share.
•Excluding restructuring and other charges and adjustments referred to in the previous bullet, adjusted diluted net earnings per common share for the nine months ended March 31, 2024 was $1.95, and declined 40% in constant currency. For the nine months ended March 31, 2024, the unfavorable impact of foreign currency translation on adjusted diluted net earnings per common share was $.08.

Cash Flows
•For the nine months ended March 31, 2024, net cash flows provided by operating activities were $1.47 billion, compared with $1.02 billion in the prior-year period. This increase reflects lower working capital, primarily due to the improvement in inventory, partially offset by lower earnings before taxes.
•Capital Expenditures increased to $702 million from $652 million in the prior-year period primarily due to timing of payments relating to the manufacturing facility in Japan as it nears completion.
•The Company ended the quarter with $3.70 billion in cash and cash equivalents and paid dividends of $0.71 billion.
•In February 2024, the Company completed a public offering of $650 million aggregate principal amount of its 5.000% Senior Notes. The Company intends to use the net proceeds from this offering for general corporate purposes, which may include funding a portion of the purchase price for the remaining interest in DECIEM.

Outlook for Fiscal 2024 Fourth Quarter and Full Year
The Company remains focused on re-establishing sustainable, profitable long-term growth across regions, product categories, brands and channels. Given the Company’s fiscal 2024 third quarter results and fourth quarter outlook, it remains confident in its renewed net sales and profit growth trajectory. For the full-year fiscal 2024 outlook, amid ongoing macroeconomic headwinds, including continued softness in overall prestige beauty in mainland China, and geopolitical volatility in some areas around the world, the Company is reducing its organic net sales outlook range and both increasing and tightening its adjusted diluted net earnings per common share range, partially offset by an expected unfavorable impact from foreign currency translation. With these revisions, the Company is maintaining its adjusted full-year operating margin outlook.

The Company plans to continue to strategically invest in consumer-facing activities in areas to support sales growth, share gains and long-term profitable growth. These investments include innovation, advertising, growth of its emerging markets and the completion of its first manufacturing facility in Asia, located in Japan, to support the development of the regionalization of the supply chain in the Asia/Pacific region.

Leveraging the progress the Company has made through the fiscal 2024 third quarter, its full year outlook reflects the following assumptions and expectations:
•Acceleration of organic net sales growth in the fiscal 2024 fourth quarter and high-single-digit growth in the second half.
•In Asia travel retail, a continuation of net sales growth in the fiscal 2024 fourth quarter, as well as investments to drive retail sales, following meaningful progress made through the third quarter.
•Clinique doubling down in Active Derma with new campaigns in the United States and the United Kingdom in the second half of fiscal 2024.
•Gross margin expansion in the second half of fiscal 2024 compared to the prior-year period.
•Stronger operating margin in the second half of fiscal 2024 compared to the first half, with expansion compared to the prior-year period.
•Full year effective tax rate of approximately 35%, largely due to the estimated geographical mix of earnings in fiscal 2024.
•Improvements in the Company’s inventory balance and days to sell for fiscal year 2024.

Fiscal 2025 and 2026 Profit Recovery Plan
The Company is in the initial stages of executing its Profit Recovery Plan to rebuild stronger, more sustainable profitability, support sales growth acceleration and increase speed and agility. The plan is designed to improve gross margin, lower the cost base, and reduce overhead expenses, while increasing investments in key consumer-facing activities. Upon completion of this plan, the Company expects to have improved its gross margin and expense base to drive greater operating leverage for the future.

The Company continues to expect to drive incremental operating profit through the initiatives in the Profit Recovery Plan of $1.1 billion to $1.4 billion, including net benefits from the restructuring program. The plan is anticipated to enable the realization of nearly all of the expected benefits in fiscal years 2025 and 2026, slightly more than half of which is expected to benefit fiscal 2025 operating profitability.

The Company remains optimistic about the long-term prospects and future growth opportunities in global prestige beauty. As part of this plan, the Company expects to increase its investments in the strong equity and desirability of its brands to drive sustainable growth, and believes it is well-positioned to drive better diversified growth across its portfolio.

The Company continues to monitor the effects of the global macro environment, including the risk of recession; currency volatility; inflationary pressures; supply chain challenges; social and political issues; regulatory matters, including the imposition of tariffs and sanctions; geopolitical tensions; and global security issues. The Company is also mindful of inflationary pressures on its cost base and is monitoring the impact on consumer preferences.

Fourth Quarter Fiscal 2024

Sales Outlook
•Reported net sales are forecasted to increase between 5% and 9% versus the prior-year period.
◦Currency exchange rates are volatile and difficult to predict. Using March 29, 2024 spot rates for the fourth quarter of fiscal 2024, the Company expects a 1% headwind due to foreign currency translation.
•Organic net sales are forecasted to increase between 6% and 10%.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be between $.11 and $.22. Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $.18 and $.28.
◦The combined impact from the increases in the Company’s net interest expense and effective tax rate is expected to dilute net earnings per common share by $.21.
◦The Company expects to take charges associated with previously approved restructuring and other activities. For the Restructuring Program Component of the Profit Recovery Plan, the charges are estimated to be between approximately $25 million to $30 million, equal to $.05 to $.06 per diluted common share.
◦The potential risks of further business disruptions in Israel and other parts of the Middle East are expected to have a dilutive impact to net earnings per common share of $.03.
•Adjusted diluted net earnings per common share are expected to increase over 100% and range between $.19 and $.29 on a constant currency basis.
◦Currency exchange rates are volatile and difficult to predict. Using March 29, 2024 spot rates for fiscal 2024, the foreign currency translation impact equates to about $.01 of dilution to earnings per common share.

Full Year Fiscal 2024

Sales Outlook
•Reported net sales are forecasted to decrease between 3% and 2% versus the prior-year period.
◦Currency exchange rates are volatile and difficult to predict. Using March 29, 2024 spot rates for the full year, the Company expects a 1% headwind due to foreign currency translation.
•Organic net sales are forecasted to decrease between 2% and 1%.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be between $1.96 and $2.09. Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $2.14 and $2.24.

◦The combined impact from the increases in the Company’s net interest expense and effective tax rate is expected to dilute net earnings per common share by $.48.
◦The Company expects to take charges associated with previously approved restructuring and other activities. For the Restructuring Program Component of the Profit Recovery Plan, the charges are estimated to be between approximately $45 million to $55 million, equal to $.10 to $.12 per diluted common share.
◦The potential risks of further business disruptions in Israel and other parts of the Middle East are expected to have a dilutive impact to net earnings per common share of $.06.
•Adjusted diluted net earnings per common share are expected to decrease between 36% and 33% on a constant currency basis.
◦Currency exchange rates are volatile and difficult to predict. Using March 29, 2024 spot rates for fiscal 2024, the foreign currency translation impact equates to about $.09 of dilution to earnings per common share.

Reconciliation between GAAP and Non-GAAP - Net Sales Growth (Unaudited)

	Three Months Ending	Twelve Months Ending
	June 30, 2024(F)	June 30, 2024(F)
As Reported - GAAP	5% - 9%	(3%) - (2%)
Impact of royalty revenue from the acquisition of the TOM FORD brand	—	—
Impact of foreign currency translation	1	1
Returns associated with restructuring and other activities	—	—
Organic, Non-GAAP	6% - 10%	(2%) - (1%)
(F)Represents forecast

Reconciliation between GAAP and Non-GAAP - Diluted Net Earnings Per Common Share (“EPS”) (Unaudited)

	Three Months Ending			Twelve Months Ending
	June 30			June 30
	2024(F)	2023	Growth	2024(F)	2023	Growth
Forecasted/As Reported EPS - GAAP	$.11 - $.22	$(.09)	100+%	$1.96 - $2.09	$2.79	(30%) - (25%)

Non-GAAP
Restructuring and other charges	.06 - .07	.11		.12 - .15	.18
Change in fair value of acquisition-related stock options (less the portion attributable to redeemable noncontrolling interest)	—	.05		.03	.05
Other intangible asset impairments	—	—		—	.44
Forecasted/Adjusted EPS - Non-GAAP	$.18 - $.28	$.07	100+%	$2.14 - $2.24	$3.46	(38%) - (35%)
Impact of foreign currency translation	.01			.09
Forecasted/Adjusted Constant Currency EPS - Non-GAAP	$.19 - $.29	$.07	100+%	$2.23 - $2.33	$3.46	(36%) - (33%)
(F)Represents forecast

Conference Call The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, May 1, 2024 to discuss its results. The dial-in number for the call is 877-883-0383 in the U.S. or 412-902-6506 internationally (conference ID number: 1189173). The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements
Statements in this press release, in particular those in “Outlook,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address the Company’s expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, the Company’s long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, actual results may differ materially from the Company’s expectations.

Factors that could cause actual results to differ from expectations include, without limitation:

(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and the Company’s inability to collect receivables;
(4)destocking and tighter working capital management by retailers;
(5)the success, or changes in timing or scope, of new product launches and the success, or changes in timing or scope, of advertising, sampling and merchandising programs;
(6)shifts in the preferences of consumers as to where and how they shop;
(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, supply chain challenges, inflation, or increased energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)impacts attributable to the COVID-19 pandemic, including disruptions to the Company’s global business;
(12)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(13)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;
(14)changes in product mix to products which are less profitable;
(15)the Company’s ability to acquire, develop or implement new information technology, including operational technology and websites, on a timely basis and within the Company’s cost estimates; to maintain continuous operations of its new and existing information technology; and to secure the data and other information that may be stored in such technologies or other systems or media;
(16)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(17)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(18)the timing and impact of acquisitions, investments and divestitures; and
(19)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2023.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers and sellers of quality skin care, makeup, fragrance and hair care products, and is a steward of luxury and prestige brands globally. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, M·A·C, La Mer, Bobbi Brown Cosmetics, Aveda, Jo Malone London, Bumble and bumble, Darphin Paris, TOM FORD, Smashbox, AERIN Beauty, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, Too Faced, Dr.Jart+, and the DECIEM family of brands, including The Ordinary and NIOD.

ELC-F
ELC-E

CONSOLIDATED STATEMENT OF EARNINGS (Unaudited)

	Three Months Ended March 31		Percentage Change	Nine Months Ended March 31		Percentage Change
($ in millions, except per share data)	2024	2023		2024	2023
Net sales(A)	$3,940	$3,751	5%	$11,737	$12,301	(5)%
Cost of sales(A)	1,107	1,159	(4)	3,331	3,401	(2)
Gross profit	2,833	2,592	9	8,406	8,900	(6)
Gross margin	71.9%	69.1%		71.6%	72.4%

Operating expenses
Selling, general and administrative(B)	2,284	2,281	—	7,177	7,155	—
Restructuring and other charges(A)	18	14	29	26	24	8
Impairment of other intangible assets(C)	—	—	—	—	207	(100)
Total operating expenses	2,302	2,295	—	7,203	7,386	(2)
Operating expense margin	58.4%	61.2%		61.4%	60.0%

Operating income	531	297	79	1,203	1,514	(21)
Operating income margin	13.5%	7.9%		10.2%	12.3%

Interest expense	94	58	62	287	156	84
Interest income and investment income, net	45	37	22	126	78	62
Other components of net periodic benefit cost	(4)	(4)	—	(9)	(9)	—
Earnings before income taxes	486	280	74	1,051	1,445	(27)
Provision for income taxes	151	125	21	356	403	(12)
Net earnings	335	155	100+	695	1,042	(33)
Net loss (earnings) attributable to redeemable noncontrolling interest	(5)	1	(100+)	(21)	(3)	(100+)
Net earnings attributable to The Estée Lauder Companies Inc.	$330	$156	100+%	$674	$1,039	(35)%

Net earnings attributable to The Estée Lauder Companies Inc. per common share
Basic	$.92	$.44	100+%	$1.88	$2.90	(35)%
Diluted	$.91	$.43	100+%	$1.87	$2.88	(35)%

Weighted-average common shares outstanding
Basic	359.1	357.9		358.8	357.8
Diluted	360.8	361.2		360.4	360.9

(A)As a component of the Profit Recovery Plan communicated on November 1, 2023, on February 5, 2024, we announced a two-year restructuring program. The restructuring program’s main focus includes the reorganization and rightsizing of certain areas of our business as well as simplification and acceleration of processes. We plan to substantially complete specific initiatives under the restructuring program through fiscal 2026. We expect that the restructuring program will result in restructuring and other charges totaling between $500 million and $700 million, before taxes, consisting of employee-related costs, contract terminations, asset write-offs and other costs associated with implementing these initiatives.

The Company approved specific initiatives under the Post-COVID Business Acceleration Program (the “PCBA Program”) through fiscal 2022 and has substantially completed those initiatives through fiscal 2023. Additional information about the PCBA Program is included in the notes to consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023.

(B)For the three and nine months ended March 31, 2024, the Company recorded $5 million ($5 million, less the portion attributable to redeemable noncontrolling interest and net of tax) and $8 million ($7 million, less the portion attributable to redeemable noncontrolling interest and net of tax), respectively, of expense related to the change in fair value of acquisition-related stock options related to DECIEM, and recorded $1 million ($1 million, less the portion attributable to redeemable noncontrolling interest and net of tax), and $(2) million ($(2) million, less the portion attributable to redeemable noncontrolling interest and net of tax) of expense (income) for the three and nine months ended March 31, 2023, respectively.

(C)During the fiscal 2023 second quarter, given the lower-than-expected results in the overall business, the Company revised the internal forecasts relating to its Smashbox reporting unit. The Company concluded that the changes in circumstances in the reporting unit triggered the need for an interim impairment review of its trademark intangible asset. The remaining carrying value of the trademark intangible asset was not recoverable and the Company recorded an impairment charge of $21 million reducing the carrying value to zero.

During the fiscal 2023 second quarter, the Dr.Jart+ reporting unit experienced lower-than-expected growth within key geographic regions and channels that continue to be impacted by the spread of COVID-19 variants, resurgence in cases, and the potential future impacts relating to the uncertainty of the duration and severity of COVID-19 impacting the financial performance of the reporting unit. In addition, due to macro-economic factors, Dr.Jart+ has experienced lower-than-expected growth within key geographic regions. The Too Faced reporting unit experienced lower-than-expected results in key geographic regions and channels coupled with delays in future international expansion to areas that continue to be impacted by COVID-19. As a result, the Company revised the internal forecasts relating to its Dr.Jart+ and Too Faced reporting units. Additionally, there were increases in the weighted average cost of capital for both reporting units as compared to the prior year annual goodwill and other indefinite-lived intangible asset impairment testing as of April 1, 2022.

The Company concluded that the changes in circumstances in the reporting units, along with increases in the weighted average cost of capital, triggered the need for interim impairment reviews of their trademarks and goodwill. These changes in circumstances were also an indicator that the carrying amounts of Dr.Jart+’s and Too Faced’s long-lived assets, including customer lists, may not be recoverable. Accordingly, the Company performed interim impairment tests for the trademarks and a recoverability test for the long-lived assets as of November 30, 2022. The Company concluded that the carrying value of the trademark intangible assets exceeded their estimated fair values, which were determined utilizing the relief-from-royalty method to determine discounted projected future cash flows and recorded an impairment charge of $100 million for Dr.Jart+ and $86 million for Too Faced. The Company concluded that the carrying amounts of the long-lived assets were recoverable. After adjusting the carrying values of the trademarks, the Company completed interim quantitative impairment tests for goodwill. As the estimated fair value of the Dr.Jart+ and Too Faced reporting units were in excess of their carrying values, the Company concluded that the carrying amounts of the goodwill were recoverable and did not record a goodwill impairment charge related to these reporting units. The fair values of these reporting units were based upon an equal weighting of the income and market approaches, utilizing estimated cash flows and a terminal value, discounted at a rate of return that reflects the relative risk of the cash flows, as well as valuation multiples derived from comparable publicly traded companies that are applied to operating performance of the reporting units. The significant assumptions used in these approaches include revenue growth rates and profit margins, terminal values, weighted average cost of capital used to discount future cash flows and royalty rates for trademarks. The most significant unobservable input used to estimate the fair values of the Dr.Jart+ and Too Faced trademark intangible assets was the weighted average cost of capital, which was 11% and 13%, respectively.

For the nine months ended March 31, 2023, other intangible asset impairment charges were $207 million ($159 million, net of tax), with an impact of $.44 per common share.

Returns and Charges Associated With Restructuring and Other Activities and Other Adjustments (Unaudited)

	Three Months Ended March 31, 2024
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
PCBA Program	$—	$—	$—	$1	$1	$1	$—
Restructuring Program Component of Profit Recovery Plan	—	—	6	11	17	13.04
Change in fair value of acquisition-related stock options	—	—	—	5	5	5.02
Total	$—	$—	$6	$17	$23	$19	$.06

	Nine Months Ended March 31, 2024
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
PCBA Program	$1	$1	$4	$5	$11	$9	$.02
Restructuring Program Component of Profit Recovery Plan	—	—	6	11	17	13.04
Change in fair value of acquisition-related stock options	—	—	—	8	8	7.02
Total	$1	$1	$10	$24	$36	$29	$.08

	Three Months Ended March 31, 2023
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$—	$3	$1	$4	$4	$.01
PCBA Program	4	—	6	4	14	10.03
Change in fair value of acquisition-related stock options	—	—	—	1	1	1	—
Total	$4	$—	$9	$6	$19	$15	$.04

	Nine Months Ended March 31, 2023
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$—	$1	$4	$5	$5	$.01
PCBA Program	10	(1)	12	7	28	20.06
Change in fair value of acquisition-related stock options	—	—	—	(2)	(2)	(2)	(.01)
Other intangible asset impairments	—	—	—	207	207	159.44
Total	$10	$(1)	$13	$216	$238	$182	$.50

Results by Product Category (Unaudited)

	Nine Months Ended March 31
	Net Sales		Percentage Change(1)				Operating Income (Loss)		Percentage Change
($ in millions)	2024	2023	Reported Basis	Impact of Royalty Revenue from the Acquisition of the TOM FORD Brand	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2024	2023	Reported Basis
Skin Care	$5,873	$6,454	(9)%	—%	1%	(8)%	$920	$1,238	(26)%
Makeup	3,365	3,424	(2)	—	—	(2)	56	(9)	100+
Fragrance	1,948	1,907	2	—	—	2	267	343	(22)
Hair Care	464	488	(5)	—	(1)	(6)	(50)	(32)	(56)
Other	88	38	100+	(100+)	—	8	38	7	100+
Subtotal	$11,738	$12,311	(5)%	—%	—%	(5)%	$1,231	$1,547	(20)%
Returns/charges associated with restructuring and other activities	(1)	(10)					(28)	(33)
Total	$11,737	$12,301	(5)%	—%	—%	(5)%	$1,203	$1,514	(21)%
Non-GAAP Adjustments to As Reported Operating Income:
Returns/charges associated with restructuring and other activities							28	33
Skin Care - Changes in fair value of acquisition-related stock options							8	(2)
Skin Care - Other intangible asset impairments							—	100
Makeup - Other intangible asset impairments							—	107
Adjusted Operating Income - Non-GAAP							$1,239	$1,752	(29)%
(1)Percentages are calculated on an individual basis

Results by Geographic Region (Unaudited)

	Nine Months Ended March 31
	Net Sales		Percentage Change(1)				Operating Income (Loss)		Percentage Change
($ in millions)	2024	2023	Reported Basis	Impact of Royalty Revenue from the Acquisition of the TOM FORD Brand	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2024	2023	Reported Basis
The Americas	$3,567	$3,447	3%	(1)%	—%	2%	$(243)	$(53)	(100+%)
Europe, the Middle East & Africa	4,488	4,972	(10)	—	(1)	(11)	825	919	(10)
Asia/Pacific	3,683	3,892	(5)	—	3	(3)	649	681	(5)
Subtotal	$11,738	$12,311	(5)%	—%	—%	(5)%	$1,231	$1,547	(20)%
Returns/charges associated with restructuring and other activities	(1)	(10)					(28)	(33)
Total	$11,737	$12,301	(5)%	—%	—%	(5)%	$1,203	$1,514	(21)%
Non-GAAP Adjustments to As Reported Operating Income:
Returns/charges associated with restructuring and other activities							28	33
The Americas - Changes in fair value of acquisition-related stock options							8	(2)
The Americas - Other intangible asset impairments							—	107
Asia/Pacific - Other intangible asset impairments							—	100
Adjusted Operating Income - Non-GAAP							$1,239	$1,752	(29)%
(1)Percentages are calculated on an individual basis

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities and adjustments, as well as organic net sales. Included herein are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the manner in which the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period-to-period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period-to-period. In the future, the Company expects to incur charges or adjustments similar in nature to those presented herein; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales, operating results and diluted net earnings per common share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period monthly average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)

	Three Months Ended March 31
	2024					2023			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$3,940	$—	$3,940	$51	$3,991	$3,751	$4	$3,755	5%	6%
Gross profit	2,833	—	2,833	40	2,873	2,592	4	2,596	9%	11%
Operating income	531	23	554	25	579	297	19	316	75%	83%
Diluted EPS	$.91	$.06	$.97	$.05	$1.02	$.43	$.04	$.47	100+%	100+%

	Nine Months Ended March 31
	2024					2023			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$11,737	$1	$11,738	$54	$11,792	$12,301	$10	$12,311	(5)%	(4)%
Gross profit	8,406	2	8,408	43	8,451	8,900	9	8,909	(6)%	(5)%
Operating income	1,203	36	1,239	40	1,279	1,514	238	1,752	(29)%	(27)%
Diluted EPS	$1.87	$.08	$1.95	$.08	$2.03	$2.88	$.50	$3.38	(42)%	(40)%

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, except where noted)

	March 31, 2024	June 30, 2023	March 31, 2023
($ in millions)		(Audited)
ASSETS

Cash and cash equivalents	$3,701	$4,029	$5,531
Accounts receivable, net	1,854	1,452	1,904
Inventory and promotional merchandise	2,307	2,979	3,097
Prepaid expenses and other current assets	672	679	715
Total current assets	8,534	9,139	11,247
Property, plant and equipment, net	3,133	3,179	3,026
Operating lease right-of-use assets	1,836	1,797	1,843
Other assets	9,197	9,300	6,599
Total assets	$22,700	$23,415	$22,715

LIABILITIES AND EQUITY

Current debt	$505	$997	$2,243
Accounts payable	1,197	1,670	1,520
Operating lease liabilities	363	357	357
Other accrued liabilities	3,351	3,216	3,580
Total current liabilities	5,416	6,240	7,700
Long-term debt	7,265	7,117	5,128
Long-term operating lease liabilities	1,707	1,698	1,734
Other noncurrent liabilities	1,728	1,943	1,457
Total noncurrent liabilities	10,700	10,758	8,319
Redeemable noncontrolling interest	840	832	819
Total equity	5,744	5,585	5,877
Total liabilities and equity	$22,700	$23,415	$22,715

SELECT CASH FLOW DATA (Unaudited)

	Nine Months Ended March 31
($ in millions)	2024	2023
Net earnings	$695	$1,042
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	614	548
Deferred income taxes	(165)	(70)
Impairment of other intangible assets	—	207
Other items	265	273
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(404)	(254)
Decrease (increase) in inventory and promotional merchandise	653	(154)
Decrease (increase) in other assets, net	19	(69)
Decrease in accounts payable and other liabilities, net	(206)	(506)
Net cash flows provided by operating activities	$1,471	$1,017

Other Investing and Financing Sources (Uses):
Capital expenditures	$(702)	$(652)
Settlement of net investment hedges	(25)	138
Payments to acquire treasury stock	(34)	(258)
Dividends paid	(710)	(687)
Proceeds (repayments) of current debt, net	(215)	2,228
Proceeds from issuance of long-term debt, net	649	—
Repayments of commercial paper (maturities after three months)	(785)	—
Repayments and redemptions of long-term debt, net	(7)	(261)

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